Exhibit 10.1

CHICO’S FAS, INC.
FORM OF
2020 OMNIBUS STOCK AND INCENTIVE PLAN
SPECIAL PERFORMANCE AWARD AGREEMENT
FOR Performance Share Units
EMPLOYEE
This Performance Award Agreement (this “Performance Award Agreement”) is effective as of <<date>> (the “Grant Date”), and is entered into between Chico’s FAS, Inc., a Florida corporation (the “Company”), and the Participant named in the Appendix hereto (the “Employee”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Company’s 2020 Omnibus Stock and Incentive Plan, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Performance Award Agreement. All references to specified paragraphs pertain to paragraphs of this Performance Award Agreement unless otherwise specifically provided. The Human Resources, Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) approved this Performance Award grant, in the form of performance share units (“PSUs”), pursuant to the Plan, provided that the Employee continues to be employed as a [Senior Vice President] [Vice President] of the Company on the Grant Date.
In consideration of the mutual promises set forth below, the parties hereto agree as follows:
1.Grant of PSUs. The Company hereby grants to the Employee the right to receive the target number of PSUs indicated on the Appendix hereto (the “Target”) on the Vesting Date set forth in Paragraph 5, with the earn-out opportunity to receive PSUs equal to <<%>> - <<%>> of the Target, subject to the achievement of the Minimum Performance Requirement and Performance Goals set forth in Paragraph 2. After the achievement and certification of the Minimum Performance Requirement and Performance Goals as provided in Paragraph 2.b, each earned PSU shall entitle the Employee to receive one share of Common Stock of the Company, payable on the Payment Date (as defined below), provided the applicable requirements of Paragraphs 5, 6 and 7 are met. The PSUs are granted pursuant to the Plan and are subject to the provisions of the Plan, as well as the provisions of this Performance Award Agreement. The Employee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Performance Award Agreement. To the extent the terms of the Plan and this Performance Award Agreement are in conflict, the terms of the Plan shall govern.
2.Earning the Award, Minimum Performance Requirement and Performance Goals. The Employee’s right to receive the PSUs is subject to the following conditions (and the PSUs shall not be considered earned until all of the below conditions are met):
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a.The Employee continues to be employed through the Vesting Date set forth in Paragraph 5, subject to the provisions in Paragraphs 6 and 7, and
b.The minimum performance requirement (the “Minimum Performance Requirement”) and performance goals (the “Performance Goals”) established by the Committee are achieved as provided in this Paragraph 2.b. and Exhibit 1 hereto. (The Minimum Performance Requirement and the Performance Goals are sometimes collectively referred to hereinafter as the “Performance Requirements under Paragraph 2.b.”.) The Minimum Performance Requirement is based on certain comparable sales goals during at least <<#>> quarters during the period beginning on the Grant Date through <<date>> (the “Performance Period”) as described in more detail on Exhibit 1 hereto. The Performance Goals are based on the highest twenty (20) trading day average closing price of the Common Stock during the last <<#>> quarters of the Performance Period and have threshold, target and maximum goals and payouts as described in more detail on Exhibit 1 hereto. The Committee may not adjust the Minimum Performance Requirement or Performance Goals during the Performance Period. If either the Minimum Performance Requirement is not met or the performance level with regard to the Performance Goals is below the established threshold, no PSUs shall be payable under this Performance Award Agreement. If the performance level with regard to the Performance Goals is above the established maximum, no PSUs shall be payable above such maximum. The Committee shall determine and certify whether the Minimum Performance Requirement has been met and the level of performance with regard to the Performance Goals after the end of the Performance Period. Except as provided otherwise in Paragraph 7.c (with regard to a Change in Control during the Performance Period), any PSUs that are not, based on the Committee’s determination, earned by performance during the Performance Period shall be cancelled and forfeited.
3.No Transfer of PSUs. During the Restriction Period (as defined in Paragraph 5), the Employee shall have no rights to or with respect to such PSUs except as specifically set forth in this Performance Award Agreement, and, during the Restriction Period, such nonvested PSUs shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will, the laws of descent and distribution or by qualified domestic relations order or pursuant to a beneficiary designation made under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Employee.
4.Risk of Forfeiture. Subject to Paragraphs 6 and 7: (a) upon termination of the Employee’s employment (as determined under Paragraph 8) or (b) after the Termination Date (as defined in Paragraph 8), upon the Committee’s (or its delegee’s) determination that the Employee has violated any of the covenants in Paragraphs 13 through 17 herein, in each case prior to the Vesting Date and regardless of whether the Performance Requirements under Paragraph 2.b are achieved, the Employee shall forfeit the right to receive all PSUs and all PSUs shall be automatically cancelled.
5.Vesting Date and Payment Date. Subject to the forfeiture provisions in Paragraph 4 and the accelerated vesting provisions in Paragraphs 6 and 7, if the employment requirements are met and to the extent the Performance Requirements under Paragraph 2.b. are
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achieved, the restrictions applicable to the PSUs will lapse on <<date>> (the “Vesting Date”). The period from the Grant Date to the Vesting Date is sometimes referred to as the “Restriction Period.” To the extent not previously forfeited, and subject to the provisions in Paragraph 7.c, the vested and earned PSUs shall be paid on the date set forth in Paragraph 9.a (the “Payment Date”) in the form of unrestricted shares of Common Stock as provided in Paragraph 9, subject to the provisions in Paragraph 12. To the extent the Payment Date is a designated period (such as a designated month or months), the Company will initiate on the Vesting Date the process for issuance of the shares of Common Stock subject to the vested and earned PSUs and will determine in its sole discretion the exact payment date(s) within the designated period of time for such shares and the payment of related cash dividend equivalents.
6.Termination of Employment. The Employee’s voluntary or involuntary termination of employment (as determined under Paragraph 8) shall affect the Employee’s rights under this Performance Award Agreement as follows:
a.Voluntary Termination or Termination for Cause. If, other than as specified below, the Employee voluntarily terminates employment with the Company or the Employee’s employment is terminated by the Company for Cause prior to the Vesting Date, then the Employee shall forfeit the right to receive all nonvested PSUs. For purposes of this Performance Award Agreement, “Cause” shall mean:
(i)If the Employee has an Employment Agreement (as defined in Paragraph 27.b) in effect on the Grant Date that defines Cause, Cause as defined in the Employment Agreement; or
(ii)If the Employee does not have an Employment Agreement in effect on the Grant Date or such Employment Agreement does not define Cause, the Employee’s engaging in any of the following conduct:
(A)    Conduct resulting in a conviction of, or entering a plea of no contest to, any felony;
(B)    Conduct resulting in a conviction of, or entering a plea of no contest to, any crime related to employment, but specifically excluding traffic offenses;
(C)    Continued neglect, gross negligence, or willful misconduct by the Employee in the performance of the Employee’s duties, which has a material adverse effect on the Company or its subsidiaries;
(D)    Willful failure to take actions permitted by law and necessary to implement the policies of the Company or its subsidiaries as such policies have been communicated to the Employee;
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(E)    Material breach of the terms of this Performance Award Agreement, including but not limited to Paragraphs 13 through 18 herein; or
(F)    Drug or alcohol abuse to the extent that such abuse has an obvious and material adverse effect on the Company or its subsidiaries or upon the Employee’s ability to perform his or her duties and responsibilities.
b.Involuntary Termination without Cause. Unless Paragraph 7.c applies, if the Employee’s employment is terminated by the Company without Cause prior to the Vesting Date, then the Employee shall forfeit the right to receive all nonvested PSUs. The Committee, or its delegee, as applicable, shall retain the authority to accelerate time-vesting, but not the Payment Date, of all or a portion of the PSUs in its sole discretion, provided, however, in such event, any time-based vested PSUs shall remain subject to the Performance Requirements under Paragraph 2.b. and further subject to forfeiture upon violation of any covenant referenced in Paragraph 4.b. and, to the extent earned, the vested PSUs shall be issued and delivered as unrestricted shares of Common Stock on the Payment Date as provided in Paragraph 9.a.
7.Retirement, Death or Disability, or Change in Control. The Employee’s Retirement, or death or Disability, or a Change in Control, shall affect the Employee’s rights under this Performance Award Agreement as follows:
a.Retirement. Unless Paragraph 7.c applies, if the Employee’s employment with the Company is terminated due to Retirement prior to the Vesting Date, to the extent not previously vested or forfeited, then the Prorated Portion (as defined below) of the PSUs shall become fully time-based vested but shall remain subject to the Performance Requirements under Paragraph 2.b and further subject to forfeiture upon violation of any covenant referenced in Paragraph 4.b and, to the extent earned, the Prorated Portion of the PSUs shall be issued and delivered as unrestricted shares of Common Stock on the Payment Date as provided in Paragraph 9.a. For these purposes, the “Prorated Portion” shall equal the number of PSUs which is the product of (i) a fraction, the numerator of which is the number of months (which may not be a whole number) elapsed beginning on the Grant Date and ending on the Termination Date (as defined below) and the denominator of which is the total number of months beginning on the Grant Date and ending on the Vesting Date, multiplied by (ii) the total number of PSUs. For these purposes, the Employee’s position as an employee of the Company will not be considered to be terminated by “Retirement” unless prior to the Termination Date: (i) the Employee provides written notice to the Company of intent to formally retire; (ii) the Employee has reached age 55; (iii) the Employee’s combined age and years of service with the Company as an employee is equal to 65 or greater; and (iv) the Committee, or its delegee, approves the Employee’s termination as a “Retirement” for purposes of this Performance Award Agreement, which approval is in the sole discretion of the Committee, or its delegee, as applicable.
b.Death or Disability. Unless Paragraph 7.c applies, if the Employee’s employment with the Company is terminated by death or due to a Disability prior to the Vesting Date, to the extent not previously vested or forfeited, then the PSUs shall become fully time-based vested but
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shall remain subject to the Performance Requirements under Paragraph 2.b and further subject to forfeiture upon violation of any covenant referenced in Paragraph 4.b and, to the extent earned, the vested PSUs shall be issued and delivered as unrestricted shares of Common Stock on the Payment Date as provided in Paragraph 9.a. For purposes of this Performance Award Agreement, “Disability” shall mean that the Employee was approved for a disability benefit under the Company’s long-term disability plan. If the Employee is not then covered by the Company’s disability insurance program, the Employee’s Disability status shall be determined using the same criteria and by the same persons as provided in the Company’s disability insurance program, in consultation with the Committee as needed.
c.Change in Control. Notwithstanding any other provisions of this Performance Award Agreement, the provisions of this Paragraph 7.c shall apply after a Change in Control.
(i)If a Change in Control shall occur prior to the Payment Date (for a Payment Date that is a designated period, then prior to the first day of such designated period) and the successor company does not assume, convert, continue, or otherwise replace the PSUs on proportionate and equitable terms, to the extent not previously vested or forfeited, then the PSUs shall become fully time-based vested, shall be subject to the performance requirements set forth in subparagraph (iii) below, and shall be paid no later than thirty (30) days after the date of the Change in Control pursuant to and in accordance with the requirements of Treasury Regulations 1.409A-3(j)(4)(ix)(B) (related to termination of all similar plans and agreements subject to Code Section 409A).
(ii)If a Change in Control shall occur prior to the Payment Date (for a Payment Date that is a designated period, then prior to the first day of such designated period) and the successor company does assume, convert, continue or otherwise replace the PSUs on proportionate and equitable terms, then the PSUs shall be vested and paid as provided in the following sentence and shall be subject to the performance requirements set forth in subparagraph (iii) below. To the extent not previously vested or forfeited, the PSUs shall vest on the Vesting Date provided the Employee is employed on the Vesting Date. If the employment of the Employee is terminated without Cause or due to the Employee’s Retirement, in each case within twenty-four (24) months after the Change in Control, then the PSUs earned in accordance with subparagraph (iii) below shall vest upon such termination of employment and shall be paid within ninety (90) days after the Employee’s separation from service (as defined in Paragraph 23.a(ii)) subject to any applicable six-month delay. If the employment of the Employee is terminated without Cause or due to the Employee’s Retirement after twenty-four (24) months after the Change in Control, then the PSUs earned in accordance with subparagraph (iii) below shall vest upon such termination of employment but shall be paid on the Payment Date set forth in Paragraph 9.a. If the employment of the
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Employee is terminated due to the Employee’s death or Disability, then the PSUs earned in accordance with subparagraph (iii) below shall vest upon such death or Disability but shall be paid upon the Payment Date set forth in Paragraph 9.a. If the Employee is terminated for Cause, all PSUs shall be immediately forfeited.
(iii)For PSUs subject to subparagraphs (i) and (ii) above, (i) if a Change in Control occurs during the Performance Period, then (A) attainment of performance with regard to the Performance Goals shall be based on the stock price provided to shareholders for each share of Common Stock under the definitive agreement governing the Change in Control, as determined by the members of the Committee in place immediately prior to the Change in Control and (B) the Minimum Performance Requirement shall not apply, but (ii) if a Change in Control occurs after the end of the Performance Period but before the Payment Date, then the Performance Requirements under Paragraph 2.b shall apply. For PSUs subject to subparagraphs (i) and (ii) above, the forfeiture provisions in Paragraph 4.b shall not apply after the Termination Date.
(iv)If a Change in Control shall occur on or after a Payment Date (for a Payment Date that is a designated period, then on or after the first day of such designated period), then the PSUs shall vest and be paid in accordance with Paragraph 5.
(v)For purposes of this Paragraph 7.c, a Change in Control shall have the meaning set forth in the Plan, provided that such definition shall be interpreted and applied in a manner that complies with Code Section 409A.
8.Definition of Employment and Termination Date. For purposes of this Performance Award Agreement, “employment” means employment by the Company and/or its subsidiary (as “subsidiary” is defined under the Plan). “Termination Date” means the date upon which the Employee is separated from employment, whether voluntary or involuntary. Neither the transfer of the Employee from employment by the Company to employment by a subsidiary, nor the transfer of the Employee from employment by a subsidiary to employment by the Company, nor the transfer of the Employee from employment by a subsidiary to employment by another subsidiary shall be deemed to be a termination of employment of the Employee. Furthermore, except as required in Paragraph 23.a (related to a permanent reduction in hours), in no event shall employment be deemed terminated under this Performance Award Agreement unless and until the Employee’s employment by the Company, to the extent applicable, and each of its subsidiaries, to the extent applicable, is terminated such that the Employee is no longer employed by the Company or any of its subsidiaries. Moreover, the employment of the Employee shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a subsidiary for reasons
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of professional advancement, education, health, or government service, or during military leave for any period if the Employee returns to active employment within ninety (90) days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. Notwithstanding the above, for purposes of determining the time of payment of PSUs upon an involuntary termination of employment or due to Retirement within twenty-four (24) months following a Change in Control under Paragraph 7.c(ii), any termination must be a separation from service as defined in Paragraph 23.a(ii). Subject to the requirement of Code Section 409A, the Committee’s (or its delegee’s) determination in good faith regarding whether a termination of employment of any type or Disability has occurred shall be conclusive and determinative.
9.Issuance and Delivery of Shares; Ownership Rights.
a.Issuance and Delivery of Shares. With respect to PSUs that become vested as provided in Paragraph 5, 6.b, 7.a or 7.b, the shares of Common Stock will be issued and delivered to the Employee via electronic delivery to the Employee’s account with the Company’s stock plan administrator on the Payment Date set forth on Exhibit 1 hereto and will be freely transferable by the Employee (subject to compliance with applicable securities law). With respect to PSUs that become vested as provided in Paragraph 7.c, the shares of Common Stock will be issued and delivered to the Employee via electronic delivery to the Employee’s account with the Company’s stock plan administrator as provided in Paragraph 7.c and will be freely transferable by the Employee (subject to compliance with applicable securities law). The Committee may change the above procedure for issuance and delivery of shares of Common Stock at any time but may not change the Payment Date or the date of payment under Paragraph 7.c except to the extent allowed under Code Section 409A. Notwithstanding any other provision of this Performance Award Agreement, the issuance and delivery of the shares of Common Stock under this Paragraph 9 shall be subject to the requirements of Paragraph 12, including restrictions on transfer as provided therein to the extent applicable.
b.Ownership Rights and Dividend Equivalents. The Employee has no voting or ownership rights with regard to the shares of Common Stock underlying the PSUs prior to the issuance of such shares. The Employee shall be credited with dividend equivalents for all dividends paid in cash that holders of Common Stock of the Company are entitled to receive in respect of Common Stock and that have record dates subsequent to the Grant Date and prior to the Payment Date set forth in Paragraph 9.a (or any applicable earlier payment date provided under Paragraph 7.c). The Employee shall be entitled to receive such dividend equivalents in cash to the extent the underlying PSUs are vested and earned and such dividend equivalents shall be paid on the Payment Date set forth on Exhibit 1 hereto (which does not need to be the same date as for the PSUs under Paragraph 9.a), provided, however, that, in all events, if the payment date of the PSUs is accelerated under Paragraph 7.c, then the payment date of the dividend equivalents shall also be accelerated and paid at the same time as provided under Paragraph 7.c. To the extent any nonvested PSUs are forfeited, the dividend equivalents attributable to such PSUs shall also be forfeited. After the issuance and delivery of the shares of Common Stock, the Employee shall have all voting and ownership rights as provided to other shareholders.
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c.Limits on Obligations. No interest shall accrue or otherwise be due in the event the Company delays the payment of the PSUs or dividend equivalents beyond the applicable Payment Date for administrative reasons. Any delay shall be in accordance with the requirements of Code Section 409A. However, the Company shall not be liable to the Employee or any successor in interest for damages relating to any delays in issuing and delivering the shares via electronic delivery or in payment of dividend equivalents to the Employee or any successor in interest, or any mistakes or errors in the issuance or delivery of the shares or in payment or delivery of shares or cash amounts payable under this Performance Award Agreement.
10.Reorganization of Company and Subsidiaries. The existence of this Performance Award Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the PSUs or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11.Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, reverse stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (each a “Recapitalization Event”), then for all purposes references herein to Common Stock or to PSUs shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the PSUs.
12.Certain Restrictions. By accepting the Performance Award, the Employee agrees that if at the time of delivery of the shares of Common Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Employee will acquire the Common Stock for the Employee’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Employee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Performance Award Agreement.
13.Confidential Information.
a.Nondisclosure and Non-use. By accepting the Performance Award, the Employee covenants and agrees that both during the Employee’s employment with the Company and thereafter, the Employee (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of the Company and its Affiliates; (ii) shall not disclose to any third party any Confidential Information, except as may be required by the Company in the course of the Employee’s employment or by law; and (iii) shall not use, directly or indirectly, for the Employee’s own benefit or for the benefit of another, any Confidential Information. The
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Employee acknowledges that Confidential Information has been and will be developed and acquired by the Company and its Affiliates by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of the Company’s and its Affiliates’ business, and that its disclosure would cause substantial and irreparable injury to the Company’s and its Affiliates’ business. For purposes of this Performance Award Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control of, the Company.
b.Definition of Confidential Information. For purposes of this Performance Award Agreement, “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, the Employee in connection with the Employee’s past, present or future employment with the Company and that relates to the business, products, services, research or development of any of the Company or its Affiliates or their suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company’s, or any of its Affiliates’, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons. Nothing in this Performance Award Agreement prohibits the Employee from reporting an event that the Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such government agency. The Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
c.Not Confidential Information. Confidential Information shall not include information that the Employee can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was rightfully received by the Employee from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known
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to the Employee on a non-confidential basis prior to the Employee’s employment with the Company.
d.Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and the Employee will bear the burden of proving that any Confidential Information is publicly or rightfully known by the Employee.
e.Return of Confidential Information and Materials. The Employee agrees to return to the Company either before or immediately upon the termination of the Employee’s employment with the Company any and all information, materials or equipment which constitutes, contains, or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of the Company in the possession, custody or control of the Employee which was obtained by the Employee during the course of or as a result of the Employee’s employment with the Company whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for the Employee. The Employee shall also provide the Company, if requested to do so, the name of the new employer of the Employee and the Company shall have the right to advise any subsequent employer of the Employee’s obligations hereunder.
14.Non-Competition. By accepting the Performance Award, the Employee covenants and agrees that during the term of the Employee’s employment with the Company and for a [twelve (12) month period for Senior Vice Presidents] [six (6) month period for Vice Presidents] immediately after the Termination Date (the “Restricted Period”), the Employee will not, directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business that the Employee has provided for the Company (and/or its Affiliates) within the twelve (12) month period immediately preceding the Termination Date within the Restricted Territory. For purposes of this Performance Award Agreement, a “Competing Business” shall mean any direct competitor of the Company which, in general, means a specialty retailer of: (i) better women’s intimate apparel, sleepwear and bath and body products; or (ii) better women’s apparel whose target customers are 35 years of age or older and have an annual household income of $75,000 or more. Competing Business includes, but is not limited to: The J. Jill Group, Inc., L Brands, Inc., Soft Surroundings Holdings, LLC, The Talbots, Inc., GAP, Inc., Victoria’s Secret Stores, Inc., and Ascena Retail Group, Inc. For purposes of this Performance Award Agreement, the “Restricted Territory” means where the Company’s products are marketed as of the Termination Date.
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This covenant on the part of the Employee shall be construed as an agreement independent of any other provision of this Performance Award Agreement; and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Performance Award Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. The Employee expressly agrees that the restrictions of this Paragraph 14 will not prevent the Employee from otherwise obtaining gainful employment upon termination of the Employee’s employment with the Company as of the Termination Date and acknowledges that these restrictions are reasonable consideration for the grant of the Performance Award hereunder.
15.Non-solicitation of Employees. By accepting the Performance Award, the Employee covenants and agrees that for a period of two (2) years after the Termination Date, the Employee shall not, directly or indirectly, induce, solicit or encourage any employee of the Company or its Affiliates to terminate or alter his or her relationship with the Company or its Affiliates.
16.Non-solicitation of Customers, Suppliers, and Business Associates. By accepting the Performance Award, the Employee covenants and agrees that for a period of two (2) years after the Termination Date, the Employee shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of the Company or an Affiliate to terminate or alter its relationship with the Company or Affiliate, or introduce, offer or sell to or for any customer or business associate, any products or services that compete with a Company product, service, marketing item, or other item which presently exists, or which was under development or active consideration during the Employee’s employment with the Company.
17.Non-Disparagement. By accepting the Performance Award, the Employee covenants and agrees that both during the Employee’s employment with the Company and thereafter, the Employee shall not, directly or indirectly, disparage the Company, or its successors, corporate affiliates, assigns, officers, directors, shareholders, attorneys, employees, agents, trustees, representatives, or insurers. Such prohibited disparagement shall include communicating or disclosing any information or communications to anyone or any entity which is intended to or has the effect of having any negative impact on the Company, its business or reputation in the marketplace or otherwise.
18.Reasonable Cooperation. By accepting the Performance Award, the Employee acknowledges and agrees that, during the course of the Employee’s employment with the Company, the Employee will be involved in, and may have information or knowledge of, business matters that may become the subject of legal action, including threatened litigation, investigations, administrative proceedings, hearings or disputes. As such, upon reasonable notice, both during the Employee’s employment with the Company and thereafter, the Employee agrees to cooperate fully with any investigation into, defense or prosecution of, or other involvement in, claims to which the Employee has personal and relevant knowledge that are or may be made by or against the Company. This agreement to cooperate includes talking to or meeting with such persons at times and in such places as the Company and the Employee reasonably agree to, as well as giving truthful evidence and truthful testimony. The Company shall reimburse the
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Employee for reasonable out-of-pocket expenses actually incurred in connection with such assistance. The Employee also promises to notify the Company within five (5) days if the Employee is subpoenaed or contacted by a third party seeking information about Company activities.
19.Noncompliance Reporting. By accepting the Performance Award, the Employee agrees that if, at any time, the Employee learns of information suggesting conduct by an officer or employee of the Company (including of the Company’s subsidiaries) or a member of the Company’s Board of Directors that is unlawful, unethical, or constitutes a material violation of any Company policy, regardless of the source of such information, the Employee will report promptly such information to the Company through any of the Company’s internal mechanisms available for the reporting of such conduct such as, for instance, the Company’s Ethics and Compliance Hotline. Nothing in this Performance Award Agreement is intended to or will be used in any way to limit the Employee’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
20.Amendment and Termination. No amendment or termination of this Performance Award Agreement which would materially impair the rights of the Employee shall be made by the Board of Directors, the Committee, its delegee or the Plan Administrator at any time without the written consent of the Employee. No amendment or termination of the Plan will materially adversely affect the right, title and interest of the Employee under this Performance Award Agreement or to the Performance Award granted hereunder without the written consent of the Employee.
21.No Guarantee of Employment. This Performance Award Agreement shall not confer upon the Employee any right with respect to continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such Employee’s employment or other service at any time.
22.Withholding of Taxes. The Company shall have the right to (i) make deductions from the number of shares of Common Stock otherwise deliverable upon satisfaction of the conditions precedent under this Performance Award Agreement (and other amounts payable under this Performance Award Agreement) in an amount sufficient to satisfy withholding of any U.S. or Canadian federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations, provided, in any event, the Company shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements in a manner compliant with Section 409A, unless the Employee has elected to have an additional amount (up to the maximum allowed by law) except that any such election shall not apply to the extent prohibited by Section 409A.
23.Other Tax Provisions.
    Code Section 409A Compliance. This Performance Award Agreement is intended to comply with the requirements of Code Section 409A and any right or benefit which is provided pursuant to or in connection with this Performance Award Agreement which is
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considered to be nonqualified deferred compensation subject to Code Section 409A (referred to as a “409A Award”) shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Consequently, this Performance Award Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Code Section 409A. Notwithstanding the foregoing, the Employee and his or her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or his or her successor in interest in connection with this Performance Award Agreement (including any taxes and penalties under Code Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee or his or her successor in interest harmless from any or all of such taxes or penalties.
(i)Except as permitted under Code Section 409A, any 409A Award payable to the Employee or for his or her benefit with respect to the Performance Award may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its affiliates.
(ii)To the extent that entitlement to payment of any 409A Award occurs due to termination or cessation of employment, termination or cessation of employment shall be read to mean a “separation from service” within the meaning of Code Section 409A. A “separation from service” shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Employee will perform after that date (whether as an employee or independent contractor of the Company or an affiliate) will permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  Continued services solely as a director of the Company or an affiliate shall not prevent a separation from service from occurring by the Employee as permitted by Code Section 409A. Where entitlement to payment occurs by reason of a separation from service and the Employee is a “specified employee” (within the meaning of Code Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Code Section 409A) on the date of his or her “separation from service”, then payment of such 409A Award shall be delayed (without interest) until the first business day after the end of the six (6) month delay period required under Code Section 409A or, if earlier, after the Employee’s death.
(iii)In the event a 409A benefit is payable over a period of time (such as within ninety (90) days following termination), the date of payment shall be determined by the Company in its sole discretion. Additionally, for purposes of complying with the requirements under Code Section 409A,
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the PSUs and the dividend equivalents shall be treated as separate payments.
a.No Guarantee of Tax Consequences. Neither the Company nor any affiliate nor any successor, nor the Plan Administrator, nor the Committee, nor any delegee makes any commitment or guarantee that any federal or state or other tax treatment will apply or be available to any person eligible for benefits under this Performance Award Agreement.
24.Entire Agreement. This Performance Award Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements.
25.Severability. In the event that any provision of this Performance Award Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Performance Award Agreement and this Performance Award Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
26.Governing Law. This Performance Award Agreement shall be construed in accordance with the laws of the State of Florida to the extent federal law does not supersede and preempt Florida law.
27.Miscellaneous Provisions.
a.Not a Part of Salary. The grant of this Performance Award is not intended to be a part of the salary of the Employee.
b.Conflicts with Any Employment Agreement. Notwithstanding Paragraph 24 above, if the Employee has an employment or change in control agreement with the Company or any of its subsidiaries (an “Employment Agreement”) which contains different or additional provisions relating to vesting of restricted stock unit awards, or otherwise conflicts with the terms of this Performance Award Agreement, the provisions of the Employment Agreement shall govern except to the extent compliance with such provision would result in a violation of Code Section 409A.
c.Independent Covenants. The Employee acknowledges that the promises set forth herein by either party are independent of each other and are independent of any other provision in any other agreement between the Employee and the Company and the existence of any claim or cause of action the Employee may have against the Company shall not constitute a defense to enforcement of the Employee’s promises herein. To the extent the topic of any restrictive covenant in Paragraphs 14 through 17 is addressed in an enforceable restrictive covenant agreement between the Employee and the Company, whether effective before or after this Performance Award Agreement (the “Restrictive Covenant Agreement”), the parties agree that the terms of such restrictive covenant contained in the Restrictive Covenant Agreement shall apply instead of the corresponding covenant in this Performance Award Agreement.
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d.Electronic Delivery and Signatures. The Employee hereby consents and agrees to electronic delivery of share(s) of Common Stock, Plan documents, proxy materials, annual reports and other related documents. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Performance Award Agreement). The Employee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Employee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
e.Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Employee, and the Employee acknowledges receipt thereof.
f.Committee Action. To the extent any provision of this Performance Award Agreement provides authority to the Committee or its delegee to act related to a non-ministerial matter, only the Committee may act to the extent such provision applies to an Insider. “Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.
28.Clawback Provision. As a condition of receiving the Performance Award, the Employee acknowledges and agrees that the Employee’s rights, payments and benefits with respect to the PSUs and the shares of Common Stock underlying the PSUs shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Common Stock is then listed or reported or the terms of the Company’s Incentive Compensation Clawback Policy or similar policy as may be adopted from time to time by the Board of Directors or the Committee, which could in certain circumstances require repayment or forfeiture of the PSUs or any shares of Common Stock or other cash or property received with respect to the PSUs. Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Committee, the Employee agrees that such repayment may, in the discretion of the Committee, be accomplished by withholding of future compensation to be paid to the Employee by the Company. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

To evidence its grant of the Performance Award and the terms, conditions and restrictions thereof, the Company has signed this Performance Award Agreement as of the Grant Date. This Performance Award Agreement shall not become legally binding unless the Employee has accepted this Performance Award Agreement within thirty (30) days after the Grant Date by signing below. If the Employee fails to timely accept this Performance Award Agreement, the grant of the Performance Award shall be cancelled and forfeited ab initio.

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ACKNOWLEDGED AND ACCEPTED _______________________ EMPLOYEE	CHICO’S FAS, INC. By: [Molly Langenstein] [Chief Executive Officer and President]

Exhibit 1 to Performance Award Agreement
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Grant Date:    <<date>>
Vesting Date: <<date>>
Payment Date: <<date>> through <<date>> (Specific payment date(s) within this period to be determined by the Company.)
Performance Period: <<date>> through <<date>>

Minimum Performance Requirement: In order to be eligible to vest in any PSUs, the Company must achieve <<#>> quarters of positive comparable sales growth (at the Company level)* during the Performance Period.

Performance Goals and Payouts:

Performance Level	Highest Stock Price Achieved**	Payout as Percentage of Target***
Threshold Performance Goal	<<$>>	<<%>>
Target Performance Goal	<<$>>	<<%>>
Maximum Performance Goal	<<$>> or higher	<<%>>
* To constitute a quarter of positive comparable sales growth, quarter-to-quarter growth must be above 0%; improvement in comparable sales while quarter-to-quarter comparisons remain negative (i.e., below 0%) is not sufficient to constitute a quarter of positive comparable sales growth.

** “Highest Stock Price” means the highest twenty (20) trading day average closing price of the Common Stock during the last <<#>> quarters of the Performance Period (<<date>> through <<date>>).

*** If performance for Performance Period is between the Threshold and Target Performance Goals or between the Target and Maximum Performance Goals, the “Percentage of Target” achieved will be determined by applying straight line interpolation to both the Highest Stock Price achieved and the payout as percentage of Target.

Any fractional PSU earned will be rounded up or down to the nearest whole PSU. No payout will be made if Minimum Performance Requirement is not met or if the Threshold Performance Goal is not met.

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